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                                                                   EXHIBIT (99)

        RUBBERMAID COMPLETES ACQUISITION OF GRACO CHILDREN'S PRODUCTS


         WOOSTER, Ohio, October 3, 1996 -- Rubbermaid Incorporated (NYSE:RBD) today announced it has completed the acquisition of Graco Children's Products Inc. Rubbermaid will treat the $320-million cash acquisition as a purchase transaction and expects no dilution of earnings.
         Graco is the largest juvenile furnishings company in the United States, with the leading market position in early childhood products such as strollers, play yards and infant swings. The company previously was owned by a group of investors, including AEA Investors and management.
         Graco brings a complementary addition of infant furnishings to Rubbermaid's existing juvenile products business, The Little Tikes Company. Little Tikes manufactures and markets traditional toys, furniture and play equipment for early childhood and commercial use. Common interests of both companies include:
                 -        Customers and channels of distribution
                 - Target markets, enlarging the company's relationship with parents, grandparents, families and related adults purchasing products for infants and pre-school children
                 -        Similar outside-U.S. expansion opportunities
                 - Opportunities for cross-marketing between Graco and Little Tikes
                 - Shared focus on product quality and innovative new product development
         Graco's net sales annualized for 1996 are expected to be approximately $270 million. The company is headquartered in Elverson, Pennsylvania.
         Rubbermaid Incorporated, headquartered in Wooster, Ohio, is a multi-national company which manufactures and markets essential consumer and commercial products with universal appeal, including housewares, recreational and agricultural products; institutional and home-health care products; office and computer furniture and accessories; Little Tikes(R) traditional toys and commercial play systems; and Graco(R) infant furnishings.
                                     # # #

Analysts' contact:                                      Media contact:

William H. Pfund                                        Lorrie Paul Crum
330/264-6464, Ext. 2477                                 330/264-6464, Ext.2970